Exhibit 99.2

AGREEMENT OF JOINT FILING

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree by and among them to the joint filing on behalf of them of a Statement on Schedule 13D and any and all amendments thereto and that this Agreement be included as an Exhibit to such filing. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together constitute one instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of this 12th day of April, 2010.

CITIGROUP INC.

By:	/s/ Julie A. Bell Lindsay
Name:	Julie A. Bell Lindsay
Title:	Assistant Secretary

ASSOCIATED MADISON COMPANIES, INC.

By:	/s/ Joseph B. Wollard
Name:	Joseph B. Wollard
Title:	Secretary and Vice President

CITIGROUP INSURANCE HOLDING CORPORATION

By:	/s/ Joseph B. Wollard
Name:	Joseph B. Wollard
Title:	Secretary and Vice President

[Signature Page to Joint Filing Agreement]

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